Lance, Inc. 1st Quarter 2008 Conference Call April 25, 2008

2 During this discussion Company management may make forward looking statements within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, changes in consumer preferences, product recalls, safety concerns, natural disasters, catastrophic events, raw material costs, food industry and regulatory factors, risks from large customers, interest rate, foreign exchange rate, and credit risks, acquisition integration and divestitures are discussed in the Company's most recent Form 10-K filed with the Securities and Exchange Commission.. "Forward-looking Statements"

Lance, Inc. 1st Quarter 2008 Financial Review Rick Puckett Executive Vice President & Chief Financial Officer

4 Q1 2008 Highlights Solid revenue growth in core products and channels Executed initial round of price increases and began implementation of second round on private label products Continued escalation in ingredient costs negatively impacted margins Continued improvement in supply chain and DSD operating efficiencies Profitability in line with our expectations Acquired Brent & Sam's, a gourmet premium cookie manufacturer

5 Wheat (Market Price Per Bushel) Q1-07 Q2-07 Q3-07 Q4-07 Q1-08 $6 $7 $8 $9 $10 $5 $11 $12 $13

6 Soybean Oil (Market Price Per Pound) $.30 $.36 $.42 $.48 $.54 $.72 Q1-07 Q2-07 Q3-07 Q4-07 Q1-08 $.60 $.66

7 Q1 2008 Financial Summary (Continuing Operations - unaudited) * Operating profit is EBIT less other income and expense

8 Q1 2008 Net Sales Summary (Continuing Operations- unaudited) ($ in millions)

9 Key First Quarter Statistics (Continuing Operations - unaudited) ($ in millions) * EBITDA is EBIT plus depreciation and amortization

10 Net Revenue Growth By Quarter (Continuing Operations - unaudited)

11 Gross Margin Trend (Continuing Operations - unaudited)

12 SG&A % of Net Sales (Continuing Operations - unaudited)

13 Operating Profit* Margin Trend (Continuing Operations - unaudited) * Operating profit equals EBIT less other income and expense

14 Selected First Quarter Cash Flow Items (Unaudited) ($ in millions)

15 2008 Full Year Estimates ($ in millions, except for per share amounts)

Lance, Inc. Operations Overview Dave Singer President & Chief Executive Officer

First Quarter Results Review Solid Top Line Growth Total sales up 8.5% Branded sales up 5% Non-branded sales up 14% Pricing Actions Implemented First round of pricing in place for Branded and Non-branded Second round of pricing on Non-branded effective in Q2 Evaluating additional pricing as necessary Brent & Sam's Acquisition Successful Progress on Key Operating Initiatives Increased sales per DSD route Higher DSD route sales employee retention Launched demand planning process and system tools Successfully consolidated manufacturing facilities in Canada 17

2008 Focus Branded Execute pricing to offset ingredient cost increases Continue to improve cost efficiencies Continue to drive mix improvements Non Branded Regain margins with pricing Grow and widen margins Grow with private brands market Increase premium products mix 18

Lance, Inc. Q&A